Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT EXPANDS REVOLVING CREDIT FACILITY TO $120 MILLION

Philadelphia, PA — April 24, 2015 — Lannett Company, Inc. (NYSE: LCI) today announced that it has amended and increased its five-year revolving credit facility to $120 million from $50 million.  The amended facility includes an accordion feature that will allow the company to increase borrowings by a total of up to an additional $30.0 million, subject to securing additional commitments from existing lenders or new lending institutions.  The maturity date of the credit facility remains December 18, 2018.

“The amended credit facility, together with our strong balance sheet, provides financial firepower for Lannett’s acquisition and organic growth strategy,” said Arthur Bedrosian, chief executive officer of Lannett.

The company will file a Form 8-K with the U.S. Securities and Exchange Commission relating to the amendment, which will include a copy of the amendment and additional information regarding its terms.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, statements regarding the use of the credit facility for acquisitions or organic growth, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time. These forward-looking statements represent the Company’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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